EXHIBIT 99.1

                             ACCESS NEWS

Contact: Company                         Contact: Investor Relations
Kerry P. Gray                            Donald C. Weinberger
President & CEO                          Wolfe Axelrod
(214) 905-5100                           (212) 370-4500


                 ACCESS PHARMACEUTICALS, INC. ANNOUNCES
                 --------------------------------------
                    SECOND QUARTER FINANCIAL RESULTS
                    --------------------------------

                   -Progress on Product Developments-
                   ----------------------------------

DALLAS, TEXAS, August 12, 2003, ACCESS PHARMACEUTICALS, INC. (AMEX: AKC) today reported its results for the second quarter and six months ended June 30, 2003. The Company reported net income of $316,000 or $0.02 per share, for the second quarter, as compared to a net loss of $2,308,000, or $0.18 per share, for the corresponding quarter in 2002. The net loss for the six-month period ended June 30, 2003 was $2,095,000, or $0.16 per share compared with a net loss of $4,174,000, or $0.32 per share for the corresponding period in 2002.

Revenue for the second quarter of 2003 was $683,000 compared to $263,000 for the comparable quarter in 2002. This increase reflects product sales of Aphthasol(R) in the United States of $229,000 and an increase in licensing payments of $184,000.
Operating expenses decreased $4,000 due to lower research and development expenses ($214,000) offset by an increase in cost of product sales ($104,000) and increased administrative expenses, principally additional patent costs ($59,000) and additional depreciation and amortization of licenses and patents ($47,000). The decrease in research and development expenses reflects lower product development costs for products in clinical trials and preclinical product testing.

Revenue for the first six months of 2003 was $1,076,000, an increase of $697,000 over the prior year, principally due to product sales of Aphthasol(R) in the United States of $532,000 and additional Zindaclin(R) licensing payments. The advancement of Access' clinical development candidates, expansion of its research and development capabilities and cost of product sales are the principal reasons operating expenses increased to $4,964,000, $704,000 higher than the prior six month period. Research and development expenses increased $260,000 in the six month period, primarily as a result of incremental development costs associated

                       -More-

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Access Pharmaceuticals, Inc.
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with our Phase III OraDisc(TM) clinical study, our
polymer platinate program and compensation expense resulting from expanded internal capabilities. Cost of product sales ($213,000), general and administration expenses ($97,000) and depreciation and amortization ($134,000) also contributed to the increase in expenses for the first six months.
General and administration increased in the first 6 months mainly as a result of increased patent expenses. Depreciation and amortization increased in the same period as a result of increased depreciation resulting from the acquisition of additional capital assets and increased amortization of acquired patents.

As previously reported in our first quarter announcement, in the second quarter we recorded a significant one-time non-recurring item in Other
Income which contributed to the Company achieving a break-even cash flow and generating earnings of $0.02 per share. This one-time non-recurring item is the result of a settlement of a contract dispute with the Company's previous supplier of Aphthasol(R). Not only does this settlement result in a significant gain in the current quarter, it also eliminates the requirement to pay future milestone payments that were due under the agreement pursuant to which the Company purchased the amlexanox assets.

Commenting on the results, Kerry P. Gray, President and CEO of Access, stated, "Our operating results are beginning to reflect the execution of our strategy of building a diverse company with a number of revenue streams being generated from our extensive technology portfolio. We continue to focus on generating near term product revenues through the development of our novel lower development risk technologies to support the advancement of our potentially large market opportunity product candidates. Cost effective drug development remains a high priority which is reflected in our quarterly results, where despite significant progress in our development projects, our expenditure for research and development has increased less than 10 percent year-to-date. We are particularly pleased with our financial results, despite anticipated payments totaling $400,000 not being received until the third quarter."

Significant progress was made during the last quarter, including:

-  Granting of US Patent 6,585,997 covering our
   OraDisc(TM) technology.
- Closing of the 700 patient Phase III OraDisc(TM) clinical study and the reporting of the positive outcome.
- Closing of the 100 patient 28 day OraDisc(TM) safety study with no adverse findings.

                         -More-

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Access Pharmaceuticals, Inc.
Page 3

-  Advancement of the AP5346 Phase I clinical study.
- Completion of the enrollment in the weekly dosing AP5280 Phase I study.
- Advancement of the preclinical development of our nanoparticle aggregate technology.
- Advancement of strategic alliance discussions for several of our product candidates and technologies.

Mr. Gray added, "Considerable interest has been expressed in the Company's product candidates and technology portfolio. The technologies in development address numerous limitations in currently available technologies including, reducing the toxicity and improving the effectiveness of chemotherapeutics, alternate delivery forms for injectable products, improved delivery of topically applied oral products and the potential oral delivery of macromolecules. Given the numerous applications for our technology, we plan to seek multiple collaborations with partners to utilize the same technology for numerous different products. With the advancement of our technology developments, we believe that the potential increases to secure strategic partners for our programs and to enter collaborative research partnerships."

Mr. Gray continued, "I am very pleased with the considerable interest being expressed by companies in our product candidates and in the application of our technologies to enhance the delivery of numerous compounds. We believe that a considerable opportunity exists to utilize our technologies for over-the-counter pharmaceuticals, particularly our
OraDisc(TM) technology, which could result in the launch of a number of products over the upcoming 24 months. This could provide an additional revenue stream to accelerate the achievement of our objective of generating profitability from the sale of marketed products."

Access Pharmaceuticals, Inc. is an emerging pharmaceutical company focused on developing both novel low development risk product candidates and technologies with longer-term major product opportunities. Access markets Aphthasol(R), the only FDA-approved product for the treatment of canker sores, and is developing products for mucositis and other dermatological indications.
Access is also developing unique polymer platinates for use in the treatment of cancer and has developed, in conjunction with its partner Strakan, Ltd., the marketed product Zindaclin(R), which utilizes ResiDerm(R), our topical zinc delivery system that provides rapid delivery and reservoir of a drug in the skin.

                          -More-

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Access Pharmaceuticals, Inc.
Page 4

This press release contains certain statements that are forward-looking within the meaning of Section
27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the advancement of our clinical development candidates, our ability to achieve and maintain break-even cash flow, the generation of multiple revenue streams from our product portfolio, the generation of near-term product revenue, the interest expresses in the company's development and technology portfolio, our ability to enter into collaboration agreements and the ability to achieve over the counter approval of any of our products. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, clinical trials, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, the timing and receipt of licensing and milestone revenues, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Aphthasol(R) and products in development including polymer platinate, OraDisc(TM) and our Mucositis technology, our ability to develop products from our platform technologies, our ability to manufacture amlexanox products in commercial quantities, our sales projections and the sales projections of our licensing partners, our ability to achieve licensing milestones and other risks detailed in the Company's Annual Report on Form 10-
K for the year ended December 31, 2002, and other reports filed by us with the Securities and Exchange Commission.

                         -More-

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              Access Pharmaceuticals, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 -------------------------------------
                              (unaudited)

                                Three months ended            Six months ended
                                     June 30,                     June 30,
                            ------------------------- -------------------------
                                2003         2002         2003         2002
                            ------------ ------------ ------------ ------------
Revenues
Licensing revenues          $   447,000  $   263,000  $   533,000  $   379,000
Product sales                   229,000            -      532,000            -
Royalty income                    7,000            -       11,000            -
                            ------------ ------------ ------------ ------------
Total revenues                  683,000      263,000    1,076,000      379,000

Expenses
Research and development      1,497,000    1,711,000    3,294,000    3,034,000
Cost of product sales           104,000            -      213,000            -
General and administrative      630,000      571,000    1,167,000    1,070,000
Depreciation and amortization   146,000       99,000      290,000      156,000
                            ------------ ------------ ------------ ------------
Total expenses                2,377,000    2,381,000    4,964,000    4,260,000
                            ------------ ------------ ------------ ------------

Loss from operations         (1,694,000)  (2,118,000)  (3,888,000)  (3,881,000)

Other income (expense)
Interest and miscellaneous
  income                      2,334,000      127,000    2,432,000      341,000
Interest expense               (324,000)    (317,000)    (639,000)    (634,000)
                            ------------ ------------ ------------ ------------
                              2,010,000     (190,000)   1,793,000     (293,000)
                            ------------ ------------ ------------ ------------

Net income (loss)           $   316,000  $(2,308,000) $(2,095,000) $(4,174,000)
                            ============ ============ ============ ============

Basic and diluted income
  (loss) per common share         $0.02       $(0.18)      $(0.16)      $(0.32)
                            ============ ============ ============ ============

Weighted average basic
and diluted common
shares outstanding           13,218,747   13,159,728   13,209,375   13,047,618
                            ============ ============ ============ ============


                            BALANCE SHEET DATA

                                            June 30,      December 31,
                                              2003            2002
                                         --------------  --------------
                                           (unaudited)

Cash and cash equivalents                 $  3,290,000    $  1,444,000
Short-term investments and
  certificates of deposit                    4,181,000       8,332,000
Accounts receivable and inventory            1,209,000       1,645,000
Total assets                                16,340,000      19,487,000
Working capital                              5,678,000       7,594,000
Convertible notes and other obligations     14,009,000      15,019,000
Accumulated deficit                        (49,387,000)    (47,292,000)
Total stockholders' equity (deficit)        (1,339,000)        489,000

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